CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #735/737 to the Registration Statement on Form N-1A of Advisors Series Trust regarding the Prospectus and Statement of Additional Information of Logan Capital Large Cap Growth Fund and Logan Capital Long/Short Fund, Logan Capital International Fund, Logan Capital Small Cap Growth Fund and Logan Capital Large Cap Core Fund, and to the use of our report dated June 29, 2016 on the financial statements and financial highlights of the Logan Capital Large Cap Growth Fund and Logan Capital Long/Short Fund, each a series of the Advisors Series Trust.   Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 24, 2016